Form 10-K, Exhibit 13
period 1996-03-31
PRUDENTIAL BACHE TAX CREDIT PROPERTIES LP
filed 1996-06-28
CIK 850184

                           1996 ANNUAL REPORT

                                           1996
- - ---------------------------------------------------------------
Prudential-Bache                           Annual
Tax Credit Properties L.P.                 Report

                  PRUDENTIAL-BACHE TAX CREDIT PROPERTIES L.P.
                         LETTER TO THE LIMITED PARTNERS
                       FOR THE YEAR ENDED MARCH 31, 1996

                          INDEPENDENT AUDITORS' REPORT

To The Partners of
Prudential-Bache Tax Credit Properties L.P.
(A Delaware Limited Partnership)

We have audited the accompanying consolidated statements of financial condition of Prudential-Bache Tax Credit Properties L.P. and Subsidiaries as of March 31, 1996 and 1995 and the related consolidated statements of operations, changes in partners' capital and cash flows for the years ended March 31, 1996, 1995 and 1994. These consolidated financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of the consolidated subsidiaries, which statements reflect total assets of $72,647,170 and $75,706,683 as of March 31, 1996 and 1995,
respectively, and total revenues of $9,783,912, $9,042,136 and $9,269,607 for the years ended March 31, 1996, 1995 and 1994, respectively. These statements were audited by other auditors whose reports thereon have been furnished to us, and our opinion, insofar as it relates to the amounts included for the consolidated subsidiaries, is based solely on the reports of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits and the reports of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Prudential-Bache Tax Credit Properties L.P. and Subsidiaries at March 31, 1996 and 1995, and the results of their operations and their cash flows for the years ended March 31, 1996, 1995 and 1994, in conformity with generally accepted accounting principles.

ANCHIN, BLOCK & ANCHIN LLP
Certified Public Accountants

New York, New York
June 3, 1996

                          INDEPENDENT AUDITORS' REPORT

To The Partners
RMB Limited Partnership

We have audited the accompanying balance sheets of RMB LIMITED PARTNERSHIP (a Texas Limited Partnership) as of December 31, 1995 and 1994, and the related statements of operations, partner's equity (deficit) and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of RMB LIMITED PARTNERSHIP as of December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

DICKEY & WOLF, LLC
Certified Public Accountants

Harrisonville, MO
January 21, 1996

                          INDEPENDENT AUDITORS' REPORT

To the Partners
Cutler Canal II Associates, Ltd.

We have audited the accompanying balance sheets of Cutler Canal II Associates, Ltd as of December 31, 1995 and 1994, and the related statements of operations, partners' capital and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cutler Canal II Associates, Ltd. as of December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

REZNICK FEDDER & SILVERMAN
Charlotte, North Carolina
January 19, 1996

                          INDEPENDENT AUDITORS' REPORT

To the Partners of
Diamond Street Venture (a Limited Partnership)
Philadelphia, Pennsylvania

We have audited the accompanying balance sheets of Diamond Street Venture (a Limited Partnership) as of December 31, 1995 and 1994 and the related statements of income, changes in partners' equity and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's general partners and contracted management agent. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Partnership's general partners and contracted management agent, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Diamond Street Venture (a Limited Partnership) at December 31, 1995 and 1994, and the results of its operations, changes in partners' equity and cash flows for the years then ended in conformity with generally accepted accounting principles.

J. H. WILLIAMS & CO., LLP
Kingston, Pennsylvania
February 8, 1996

                          INDEPENDENT AUDITORS' REPORT

To the Partners of
Diamond Street Venture (a Limited Partnership)
Philadelphia, Pennsylvania

We have audited the accompanying balance sheets of Diamond Street Venture (a Limited Partnership) as of December 31, 1994 and 1993 and the related statements of income, changes in partners' equity and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's general partners and contracted management agent. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Partnership's general partners and contracted management agent, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Diamond Street Venture (a Limited Partnership) at December 31, 1994 and 1993, and the results of its operations, changes in partners' equity and cash flows for the years then ended in conformity with generally accepted accounting principles.

J. H. WILLIAMS & CO.
Kingston, Pennsylvania
February 8, 1995

                          INDEPENDENT AUDITORS' REPORT

February 9, 1996

To the Partners
Papillion Heights Apartments, L.P.
(A Limited Partnership)

We have audited the balance sheet of Papillion Heights Apartments, L.P. (a limited partnership) as of December 31, 1995, and the related statements of operations, partners' capital and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Papillion Heights Apartments, L.P. as of December 31, 1994, were audited by other auditors whose report dated March 13, 1995 expressed an unqualified opinion on those statements.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Papillion Heights Apartments, L.P. (a limited partnership) as of December 31, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

COHEN, COVEY AND SCHULTZ, P.C.

                INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT'S REPORT

To the Partners of
Papillion Apartments L.P.

We have audited the accompanying balance sheet of Papillion Apartments L.P., a limited partnership, as of December 31, 1994, and the related statements of operations, changes in partners' capital and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Papillion Apartments, L.P. as of December 31, 1994, and the result of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

SANDRA K. CLAXTON
Certified Public Accountant
March 13, 1995

                INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT'S REPORT

To the Partners of
Papillion Apartments L.P.

We have audited the accompanying balance sheet of Papillion Apartments L.P., a limited partnership, as of December 31, 1993, and the related statements of operations, changes in partners' capital and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Papillion Apartments, L.P. as of December 31, 1993, and the result of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

SANDRA K. CLAXTON
Certified Public Accountant
March 11, 1994

                          INDEPENDENT AUDITORS' REPORT

To The Partners
Hill Top Homes Apartments Limited Partnership

We have audited the accompanying balance sheets of HILL TOP HOMES APARTMENTS LIMITED PARTNERSHIP, (a Texas Limited Partnership) as of December 31, 1995 and 1994, and the related statement of operations, partners' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HILL TOP HOMES APARTMENTS LIMITED PARTNERSHIP as of December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

DICKEY & WOLF, LLC
Certified Public Accountants

Harrisonville, MO
January 21, 1996

                          INDEPENDENT AUDITORS' REPORT

To the Partners
Palm Beach Apartments, Ltd.

We have audited the accompanying balance sheets of Palm Beach Apartments, Ltd. as of December 31, 1995 and 1994, and the related statements of operations, partners' capital and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Palm Beach Apartments, Ltd. as of December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

REZNICK FEDDER & SILVERMAN
Charlotte, North Carolina
January 19, 1996

                          INDEPENDENT AUDITORS' REPORT

To the Partners
Brookland Park Plaza
Limited Partnership

We have audited the accompanying balance sheet of Brookland Park Plaza Limited Partnership as of December 31, 1995, and the related statements of profit and loss (on HUD Form No. 92410), partners' equity and cash flows for the year then ended. These financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards and Government Auditing Standards, issued by the Comptroller General of the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Brookland Park Plaza Limited Partnership as of December 31, 1995, and the results of its operations, the changes in partners' equity and cash flows for the year then ended, in conformity with generally accepted accounting principles.

Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental information on pages 19 through 24 is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

In accordance with Government Auditing Standards, we have also issued reports dated February 8, 1996 on our consideration of Brookland Park Plaza Limited Partnership's internal control structure and on its compliance with specific requirements applicable to major HUD programs, affirmative fair housing, and laws and regulations applicable to the financial statements.

REZNICK FEDDER & SILVERMAN
Federal Employer
  Identification Number: 52-1088612
Bethesda, Maryland
February 8, 1996
Audit Principal: Renee G. Scruggs

                          INDEPENDENT AUDITORS' REPORT

To the Partners
Brookland Park Plaza
Limited Partnership

We have audited the accompanying balance sheet of Brookland Park Plaza Limited Partnership as of December 31, 1994, and the related statements of profit and loss (on HUD Form No. 92410), partners' equity and cash flows for the year then ended. These financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards and Government Auditing Standards, issued by the Comptroller General of the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Brookland Park Plaza Limited Partnership as of December 31, 1994, and the results of its operations, the changes in partners' equity and cash flows for the year then ended, in conformity with generally accepted accounting principles.

Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental information on pages 18 through 23 is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

REZNICK FEDDER & SILVERMAN
Federal Employer
  Identification Number: 52-1088612
Bethesda, Maryland
February 17, 1995
Audit Principal: Renee G. Scruggs

                          INDEPENDENT AUDITORS' REPORT

To the Partners
Brookland Park Plaza
Limited Partnership

We have audited the accompanying balance sheet of Brookland Park Plaza Limited Partnership (a Maryland limited partnership) as of December 31, 1993, and the related statements of profit and loss (on HUD Form No. 92410), partners' equity and cash flows for the year then ended. These financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards and Government Auditing Standards, issued by the Comptroller General of the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Brookland Park Plaza Limited Partnership as of December 31, 1993, and the results of its operations, the changes in partners' equity and cash flows for the year then ended, in conformity with generally accepted accounting principles.

Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental information on pages 17 through 22 is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

REZNICK FEDDER & SILVERMAN
Federal Employer
  Identification Number: 52-1088612
Bethesda, Maryland
February 11, 1994
Audit Principal: Renee G. Scruggs

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Partners
Compton Townhouses
Limited Partnership
(An Ohio Limited Partnership)

We have audited the accompanying balance sheet of Compton Townhouses Limited Partnership (An Ohio Limited Partnership), as of December 31, 1995 and 1994, and the related statements of operations, changes in partners' capital, and cash flows for each of the years in the three-year period ended December 31, 1995. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Compton Townhouses Limited Partnership (An Ohio Limited Partnership), as of December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

SPAETH & BATTERBERRY, LTD.
January 24, 1996

                  PRUDENTIAL-BACHE TAX CREDIT PROPERTIES L.P.
                            (a limited partnership)
                                AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                                March 31,
                                                                       ----------------------------
                                                                           1996            1995
- - ---------------------------------------------------------------------------------------------------
ASSETS
Investment in property:
Land                                                                   $  4,005,633     $ 4,005,633
Buildings and improvements                                               74,583,558      74,583,558
Accumulated depreciation                                                (11,073,281)     (8,863,867)
                                                                       ------------     -----------
Net investment in property                                               67,515,910      69,725,324
Cash and cash equivalents                                                 1,012,131       1,201,654
Cash and cash equivalents held in escrow                                    613,065       1,275,569
Deferred financing costs, net                                             3,386,089       3,686,401
Organizational costs, net                                                    69,056         108,779
Other assets                                                                348,668         176,665
                                                                       ------------     -----------
Total assets                                                           $ 72,944,919     $76,174,392
                                                                       ------------     -----------
                                                                       ------------     -----------
LIABILITIES AND PARTNERS' CAPITAL
Liabilities
Mortgage notes payable                                                 $ 46,378,992     $46,529,512
Accrued interest payable                                                  1,044,112         990,041
Other accrued expenses and liabilities                                    1,355,458       1,923,881
Due to general partners and affiliates of local partnerships              1,539,945       1,554,451
Development fees payable                                                  1,579,709       1,579,709
Construction costs payable                                                  605,358         605,358
Real estate taxes payable                                                    87,289         466,118
Due to General Partner and its affiliates                                   368,849         122,722
                                                                       ------------     -----------
Total liabilities                                                        52,959,712      53,771,792
                                                                       ------------     -----------
Minority interest in local partnerships                                   3,712,217       3,963,361
                                                                       ------------     -----------
Contingencies
Partners' capital (deficit)
Limited partners (38,125 BUC$ issued and outstanding)                    16,451,859      18,596,446
General partner (1 BUC issued and outstanding)                             (178,869)       (157,207)
                                                                       ------------     -----------
Total partners' capital                                                  16,272,990      18,439,239
                                                                       ------------     -----------
Total liabilities and partners' capital                                $ 72,944,919     $76,174,392
                                                                       ------------     -----------
                                                                       ------------     -----------
- - ---------------------------------------------------------------------------------------------------
           The accompanying notes are an integral part of these consolidated statements

                  PRUDENTIAL-BACHE TAX CREDIT PROPERTIES L.P.
                            (a limited partnership)
                                AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                     Year ended March 31,
                                                           -----------------------------------------
                                                              1996           1995           1994
- - ----------------------------------------------------------------------------------------------------
REVENUES
Rental income                                              $ 8,968,292    $ 8,605,901    $ 8,002,696
Other income                                                   777,572        405,540      1,209,761
Interest income                                                 49,257         47,693         75,242
                                                           -----------    -----------    -----------
                                                             9,795,121      9,059,134      9,287,699
                                                           -----------    -----------    -----------
EXPENSES
Interest                                                     4,448,986      4,474,229      4,462,589
Depreciation and amortization                                2,549,449      2,640,262      2,615,469
Operating and other                                          1,849,902      1,786,474      2,152,955
Taxes and insurance                                          1,180,035      1,165,434      1,034,157
Repairs and maintenance                                      1,299,154      1,396,627      1,241,018
General and administrative                                     349,069        398,312        290,054
Property management fees                                       445,054        426,984        490,143
Partnership management fees                                    260,865        342,676        342,676
Provision for loss on impairment of assets                          --      2,700,000             --
                                                           -----------    -----------    -----------
                                                            12,382,514     15,330,998     12,629,061
                                                           -----------    -----------    -----------
Loss before minority interest                               (2,587,393)    (6,271,864)    (3,341,362)
Minority interest in loss of local partnerships                421,144        608,088        496,042
                                                           -----------    -----------    -----------
Net loss                                                   $(2,166,249)   $(5,663,776)   $(2,845,320)
                                                           -----------    -----------    -----------
                                                           -----------    -----------    -----------
ALLOCATION OF NET LOSS
Limited partners                                           $(2,144,587)   $(5,607,138)   $(2,816,867)
                                                           -----------    -----------    -----------
                                                           -----------    -----------    -----------
General partner                                            $   (21,662)   $   (56,638)   $   (28,453)
                                                           -----------    -----------    -----------
                                                           -----------    -----------    -----------
Net loss per limited partner BUC                           $    (56.25)   $   (147.07)   $    (73.89)
                                                           -----------    -----------    -----------
                                                           -----------    -----------    -----------
- - ----------------------------------------------------------------------------------------------------

            CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL

                                                             LIMITED         GENERAL
                                                 BUC$        PARTNERS        PARTNER         TOTAL
- - -----------------------------------------------------------------------------------------------------
Partners' capital (deficit)--March 31, 1993     38,126     $27,020,451      $(72,116 )    $26,948,335
Net loss                                            --      (2,816,867 )     (28,453 )     (2,845,320)
                                                ------     ------------     ---------     -----------
Partner's capital (deficit)--March 31, 1994     38,126      24,203,584      (100,569 )     24,103,015
Net loss                                            --      (5,607,138 )     (56,638 )     (5,663,776)
                                                ------     ------------     ---------     -----------
Partner's capital (deficit)--March 31, 1995     38,126      18,596,446      (157,207 )     18,439,239
Net loss                                            --      (2,144,587 )     (21,662 )     (2,166,249)
                                                ------     ------------     ---------     -----------
Partners' capital (deficit)--March 31, 1996     38,126     $16,451,859      $(178,869)    $16,272,990
                                                ------     ------------     ---------     -----------
                                                ------     ------------     ---------     -----------
- - -----------------------------------------------------------------------------------------------------
            The accompanying notes are an integral part of these consolidated statements

                  PRUDENTIAL-BACHE TAX CREDIT PROPERTIES L.P.
                            (a limited partnership)
                                AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                      Year ended March 31,
                                                           -------------------------------------------
                                                              1996            1995            1994
- - ------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                                   $(2,166,249)   $ (5,663,776)   $ (2,845,320)
                                                           -----------    ------------    ------------
Adjustments to reconcile net loss to net cash
  used in operating activities:
Provision for loss on impairment of assets                          --       2,700,000              --
Depreciation and amortization                                2,549,449       2,640,262       2,615,469
Minority interest in loss of local partnerships               (421,144)       (608,088)       (496,042)
Forgiveness of debt                                           (154,500)             --              --
Decrease (increase) in cash held in escrow                     662,504        (147,951)        265,436
Increase (decrease) in real estate taxes payable              (378,829)        305,023        (243,121)
Increase in accrued interest payable                            54,071         236,961         207,385
Decrease (increase) in other assets                           (172,003)         63,660          27,011
Increase (decrease) in other liabilities                      (112,302)         37,881         184,331
                                                           -----------    ------------    ------------
Total adjustments                                            2,027,246       5,227,748       2,560,469
                                                           -----------    ------------    ------------
Net cash used in operating activities                         (139,003)       (436,028)       (284,851)
                                                           -----------    ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES
Decrease in contributed capital held in escrow                      --              --         495,213
Investments in property                                             --         (93,530)         (5,012)
Payments of development fees payable                                --              --         (39,553)
Decrease in cash restricted for reconstruction                      --              --       4,740,226
Payment for reconstruction from insurance proceeds                  --              --      (4,740,226)
                                                           -----------    ------------    ------------
Net cash provided by (used in) investing activities                 --         (93,530)        450,648
                                                           -----------    ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES
Payments on mortgage notes                                    (150,520)       (131,959)       (135,556)
Advances from local general partners                           100,000         733,132          36,296
Payments for loans from local general partners                      --        (105,767)       (599,504)
                                                           -----------    ------------    ------------
Net cash provided by (used in) financing activities            (50,520)        495,406        (698,764)
                                                           -----------    ------------    ------------
Net decrease in cash and cash equivalents                     (189,523)        (34,152)       (532,967)
Cash and cash equivalents at beginning of year               1,201,654       1,235,806       1,768,773
                                                           -----------    ------------    ------------
Cash and cash equivalents at end of year                   $ 1,012,131    $  1,201,654    $  1,235,806
                                                           -----------    ------------    ------------
                                                           -----------    ------------    ------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid                                              $ 4,325,996    $  4,170,797    $  4,129,461
                                                           -----------    ------------    ------------
                                                           -----------    ------------    ------------
- - ------------------------------------------------------------------------------------------------------
             The accompanying notes are an integral part of these consolidated statements

                  PRUDENTIAL-BACHE TAX CREDIT PROPERTIES L.P.
                            (a limited partnership)
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A. General

   Prudential-Bache Tax Credit Properties L.P., a Delaware limited partnership (the ``Partnership''), was formed on May 3, 1989, and will terminate on December 31, 2029, unless terminated sooner under the provisions of the Amended and Restated Agreement of Limited Partnership (the ``Partnership Agreement''). The Partnership was formed to invest as a limited partner in other partnerships (``Local Partnerships'' or ``Subsidiaries'') owning apartment complexes (``Apartment Complexes'' or ``Properties'') that are eligible for the low-income housing tax credit or the historic rehabilitation tax credit. The general partner of the Partnership, Prudential-Bache Properties, Inc. (the ``General Partner'' or ``PBP''), is not affiliated with a general partner of any Local Partnership (``Local General Partner''). P.B. Tax Credit S.L.P. (``PBSLP''), an affiliate of the General Partner, acts as special limited partner of each Local Partnership entitling it to certain rights with respect to the operation and management of each Local Partnership. At March 31, 1996, the Partnership has investments in eight Local Partnerships.

B. Summary of Significant Accounting Policies

Basis of accounting and principles of consolidation

   The books and records of the Partnership are maintained on the accrual basis of accounting in accordance with generally accepted accounting principles. The preparation of financial statements in conformity with generally accepted accounting principles requires the General Partner to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   The financial statements of the Local Partnerships consolidated herein are for the twelve month periods ended December 31. Intercompany transactions with Local Partnerships are eliminated.

   Minority interest in local partnerships represents the minority partners' share of the net assets of the Local Partnerships.

   Certain balances for prior years have been reclassified to conform with the current year's financial statement presentation.

Investment in property

   Effective March 31, 1995, the Partnership adopted Statement of Financial Accounting Standards (``SFAS'') No. 121, ``Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of.'' Under SFAS No. 121, impairment of properties to be held and used is determined to exist when estimated amounts recoverable through future operations on an undiscounted basis are below the properties' carrying value. If a property is determined to be impaired, it should be recorded at the lower of its carrying value or its estimated fair value. The implementation of SFAS No. 121 resulted in a $2,700,000 provision for loss on impairment of assets for the year ended March 31, 1995. No additional provision was required for the year ended March 31, 1996.

   The determination of estimated fair value is based, not only upon future cash flows, which rely upon estimates and assumptions including expense growth, occupancy and rental rates, but also upon market capitalization and discount rates as well as other market indicators. The General Partner believes that the estimates and assumptions used are appropriate in evaluating the carrying amount of the Partnership's properties. However, changes in market conditions and circumstances may occur in the near term which would cause these estimates and assumptions to change, which, in turn, could cause the amounts ultimately realized upon the sale or other disposition of the properties to differ materially from their estimated fair value. Such changes may also require write-downs in future years.

   The cost of buildings and improvements is depreciated using the straight-line method over their estimated useful lives which range from 27.5 to 40 years.

Cash and cash equivalents

   Cash and cash equivalents include highly liquid investments with original maturities of three months or less which are carried at market value.

Cash and cash equivalents held in escrow

   Cash and cash equivalents held in escrow include restricted funds held for payment of taxes and insurance, tenant security deposits and replacement reserves.

Taxes

   The Partnership is not required to provide for, or pay, any Federal or state income taxes. Income tax attributes that arise from its operations are passed directly to the partners. The Partnership may be subject to other state and local taxes in jurisdictions in which it operates. For income tax purposes, the Partnership's year ends on December 31.

Profit and loss allocations/distributions

   Net income or loss is allocated 99% to the limited partners and 1% to the General Partner.

   Distributions of cash may be made in accordance with the Partnership Agreement and, if made, are allocated 99% to the limited partners and 1% to the General Partner. As of March 31, 1996, no distributions have been paid.

Operating deficit guaranties

   Pursuant to certain operating deficit guaranty agreements, Local General Partners are required to fund operating deficits, as defined in the Local Partnership agreements, incurred during the period commencing with the break-even date, as defined in the Local Partnership agreements, and ending on the third anniversary of the break-even date. These advances are non-interest bearing.

Development deficit guaranties

   Pursuant to certain development deficit guaranty agreements, Local General Partners were required to fund development deficits, as defined in the Local Partnership Agreements, until the break-even date. These payments are not repayable to the Local General Partner. During the year ended March 31, 1994, approximately $484,000 was received under one such agreement and recorded as other income. All of these agreements had terminated as of March 31, 1995.

C. Costs, Fees and Expenses

Deferred financing costs

   Deferred financing costs include amounts paid for services rendered in arranging the financing for the Local Partnerships. These costs were capitalized and are being amortized over the lives of the related debt. The accumulated amortization as of March 31, 1996 and 1995 is $1,844,694 and $1,544,382,
respectively.

Organizational costs

   Costs incurred to organize the Partnership, including but not limited to legal and accounting, are considered organizational costs. These costs have been capitalized and are being amortized on a straight-line basis over a 60-month period. The accumulated amortization as of March 31, 1996 and 1995 is $456,851 and $417,128, respectively.

Management fees

   The Partnership pays a management fee to the property managers and the General Partner.

   Each individual property has a managing agent who performs the necessary functions in operating the property. The property management fee is equal to a percentage of the annual gross revenues of a property paid in consideration of the property management services provided (See Note G).

   The General Partner is entitled to receive a management fee, payable from operations and reserves, in an amount not to exceed the difference between .5% per annum of Invested Assets (as defined in the Partnership Agreement) and the local administrative fee payable to PBSLP. This management fee is for administering the affairs of the Partnership (See Note F). Unpaid portions of the management fee for any year accrue without interest.

General and administrative

   The Partnership reimburses the General Partner and its affiliates for actual Partnership operating expenses payable by or allocable to the Partnership (See Note F). The Partnership also pays amounts directly to unrelated third parties for certain operating expenses.

D. Investment in Property

   The Partnership's Properties and related debt at March 31 were:

                                      Net investment in property             Mortgage notes payable
                                      --------------------------           --------------------------
Description (a)                          1996           1995                  1996           1995
- - -----------------------------------   -----------    -----------           -----------    -----------
Apartment Complexes:
RMB Limited Partnership
(Hubbard's Ridge)
Garland, TX                           $ 3,975,405    $ 4,152,669           $ 1,950,493    $ 1,964,824
Cutler Canal II Associates, Ltd.
Miami, FL                               9,833,407     10,116,010             6,008,536      6,033,845
Diamond Street Venture
Philadelphia, PA                        2,193,006      2,278,785             3,031,298      3,043,845
Papillion Heights Apartments L.P.
Papillion, NE                           1,856,525      1,914,708             1,032,976      1,050,035
Hill Top Homes Apartments L.P.
Arlington, TX                           7,055,930      7,262,847             3,695,985      3,743,825
Palm Beach Apartments, Ltd.
(Summer Creek Villas)
West Palm Beach, FL                    35,498,673     36,521,852            26,750,000     26,750,000
Brookland Park Plaza L.P.
Richmond, VA                            5,187,960      5,434,248             2,519,227      2,536,505
Compton Townhouses L.P.
Cincinnati, OH                          1,915,004      2,044,205             1,390,477      1,406,633
                                      -----------    -----------           -----------    -----------
                                      $67,515,910    $69,725,324           $46,378,992    $46,529,512
                                      -----------    -----------           -----------    -----------
                                      -----------    -----------           -----------    -----------

(a) The Partnership holds a 66.5% interest in Summer Creek Villas, a 98% interest in Hubbard's Ridge, Hill Top Homes and Compton Townhouses and a 98.99% interest in Cutler Canal II, Diamond Street, Papillion Heights and Brookland Park Plaza.

   The investment in property relating to the Diamond Street Venture was reduced by $2,700,000 as of March 31, 1995 representing a provision for loss on impairment of the asset.

E. Mortgage Notes Payable

   Mortgage notes are collateralized (on a recourse basis) by land, buildings and improvements and leases related thereto. Annual principal payment requirements for each of the next five years ending December 31, the date at which the Local Partnerships are consolidated, and thereafter are as follows:

1996                            $   290,817
1997                                461,764
1998                                508,232
1999                                559,335
2000                                616,491
Thereafter                       43,942,353
                                -----------
                                $46,378,992
                                -----------
                                -----------

   Mortgage notes consist of both first mortgages and support loans (second and third mortgages). First mortgages amounting to $41,438,992 bear interest at rates ranging from 6.25% to 10.75% and have final maturities ranging from September 1, 2006 to May 1, 2031. First mortgages include $26,750,000 in the form of a guaranteed bond bearing interest at 10.451% (including a .375% service fee payable to an affiliate of the Local General Partner) maturing on June 20, 2008. The support loans include two loans totalling $2,440,000 maturing on May 1, 2016 and December 15, 2029, the latter of which bears interest at 1%, and the former being non-interest bearing, and a $2,500,000 loan bearing interest at a maximum rate of 9% and maturing on January 16, 2005. The $2,500,000 loan includes a base interest rate of 3% and an additional interest rate of 6%. The base interest rate is payable annually from Project Income, as defined in the loan agreement, and can be deferred if Project Income is inadequate. The additional interest is payable from Project Income, if available, and only after payment of a cumulative annual 12% return on capital to the limited partners of the Local Partnership. Currently, only the base interest rate is being paid; however, the additional interest of 6% continues to be accrued in the accompanying consolidated financial statements.

   At March 31, 1996, the estimated fair value of the mortgage notes payable was approximately $53,000,000. These estimates are based upon the present value of expected cash flows discounted at rates currently available to the Local Partnerships for similar loans. Fair value estimates are made at a specific point in time, based on relevant market information and are subjective in nature and involve uncertainties and matters of significant judgment. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Local Partnerships would pay upon the maturity or disposition of the loans.

F. Related Parties

   The General Partner and its affiliates perform services for the Partnership which include, but are not limited to: accounting and financial management, registrar, transfer and assignment functions, asset management, investor communications, printing and other administrative services. The General Partner and its affiliates receive management fees and reimbursements for general and administrative costs incurred in connection with these services, the amount of which is limited by the provisions of the Partnership Agreement. These costs and expenses were:

                                                                        Year ended March 31
                                                                 ----------------------------------
                                                                   1996         1995         1994
                                                                 --------     --------     --------
Management fees                                                  $260,865     $342,676     $342,676
General and administrative                                         88,541       75,080       93,422
                                                                 --------     --------     --------
                                                                 $349,406     $417,756     $436,098
                                                                 --------     --------     --------
                                                                 --------     --------     --------

   A portion of the management fees paid to the General Partner is remitted to an affiliate of the Local General Partner of five of the Local Partnerships. The General Partner deferred its management fee as of January 1, 1995; therefore, $345,360 is included in due to General Partner and affiliates as of March 31, 1996.

   PBSLP acts as a special limited partner of each Local Partnership and is entitled to receive up to $2,750 per year from each Local Partnership as a local administrative fee. For each of the years ended March 31, 1996, 1995 and 1994, $15,250 in fees were incurred; however, no fees have been paid to date.

   The Partnership maintains an account with the Prudential Tax Free Money Fund, an affiliate of PBP, for investment of its available cash in short-term instruments.

   Prudential Securities Incorporated (``PSI''), an affiliate of PBP, owned 56 BUC$ at March 31, 1996.

G. General Partners and Affiliates of Local Partnerships

   Certain Local General Partners and their affiliates provided services in connection with the construction, financing and development of the Apartment Complexes. Additionally, six of the Local Partnerships are managed by the Local General Partner or its affiliates. The costs were:

                                                                        Year ended March 31
                                                                 ----------------------------------
                                                                   1996         1995         1994
                                                                 --------     --------     --------
Interest                                                         $ 69,280     $ 78,417     $108,511
Management fees                                                   394,719      374,564      444,217
                                                                 --------     --------     --------
                                                                 $463,999     $452,981     $552,728
                                                                 --------     --------     --------
                                                                 --------     --------     --------

   Due to general partners and affiliates of local partnerships includes amounts payable for accrued interest, advances, property management fees and operating loans made in accordance with operating deficit guaranty agreements. During the year ended March 31, 1996, Summer Creek Villas received from its Local General Partner a $255,000 operating deficit guaranty payment as well as a $100,000 working capital advance. The Local General Partner elected to treat the operating deficit guaranty payment as non-repayable and recorded the amount as other income. The $100,000 working capital advance was recorded as due to general partners and affiliates of local partnerships. During the year ended March 31, 1995, $733,132 was received under these operating deficit guaranty agreements and recorded as due to general partners and affiliates of local partnerships. As of March 31, 1996, two properties were still subject to an operating deficit guaranty.

   At March 31, 1996 and 1995, construction costs of $605,358 were payable to an affiliate of one of the Local General Partners.

   At March 31, 1996 and 1995, development fees of $1,579,709 were payable to various Local General Partners.

H. Damage from Hurricane Andrew

   On August 24, 1992, Cutler Canal II (``Cutler''), a property located in Miami, Florida, suffered substantial damage from Hurricane Andrew which caused normal rent operations to cease as of that date.

   Cutler was rebuilt with insurance proceeds totalling approximately $5,396,000. These proceeds were placed in an escrow account controlled by the first mortgage holder and paid to the construction contractor, an affiliate of the Local General Partner, during reconstruction.

   In addition, Cutler was covered by business interruption insurance which provided for reimbursement of operating costs plus a normal operating profit margin during the reconstruction period. During the year ended March 31, 1994, approximately $405,000 was recognized as other income under this coverage. Reconstruction was completed by August 1993 and occupancies have stabilized.

I. Contingencies

   By order of the Judicial Panel on Multidistrict Litigation dated April 14, 1994, a number of purported class actions then pending in various federal district courts were transferred to a single judge of the United States District Court for the Southern District of New York and consolidated for pretrial proceedings under the caption In re Prudential Securities Incorporated Limited Partnerships Litigation (MDL Docket 1005). On June 8, 1994, plaintiffs in the transferred cases filed a complaint that consolidated the previously filed complaints and named as defendants, among others, PSI, certain of its present and former employees and PBP. The Partnership was not named a defendant in the consolidated complaint, but the name of the Partnership was listed as being among the limited partnerships at issue in the case.

   On August 9, 1995, PBP, PSI and other Prudential defendants entered into a Stipulation and Agreement of Partial Compromise and Settlement with legal counsel representing plaintiffs in the consolidated actions. The court preliminarily approved the settlement agreement by order dated August 29, 1995 and, following a hearing held November 17, 1995, found that the agreement was fair, reasonable, adequate and in the best interests of the plaintiff class. The court gave final approval to the settlement, certified a class of purchasers of specific limited partnerships, including the Partnership, released all settled claims by members of the class against the PSI settling defendants and permanently barred and enjoined class members from instituting, commencing or prosecuting any settled claim against the released parties. The full amount due under the settlement agreement has been paid by PSI.

                  PRUDENTIAL-BACHE TAX CREDIT PROPERTIES L.P.
                            (a limited partnership)
                                AND SUBSIDIARIES
          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

Liquidity and Capital Resources

   Prudential-Bache Tax Credit Properties L.P. (the ``Partnership'') invested in eight Local Partnerships that are owners of low-income multi-family residential complexes. The Local Partnerships are operated in accordance with the low-income housing rules and regulations in order to protect the related tax credits. The Partnership's primary sources of funds are rental revenues (which are fully utilized at the property level) and, to a lesser extent, interest earned on working capital reserves. A working capital reserve (approximately $210,000 at March 31, 1996) is maintained to fund operations and contingencies of the Partnership. The working capital reserve is invested in a tax-free money fund. Based on the current level of the Partnership's working capital reserve, the General Partner has deferred the collection of its management fee commencing with the three month period ended March 31, 1995.

   At the Local Partnership level, some Local General Partners and/or their affiliates have made guaranties with respect to the Local Partnerships which, under certain circumstances, require their funding cash flow deficits pursuant to deficit guaranty agreements, the majority of which are unsecured. The Local Partnerships have received funds from the Papillion Heights, Hubbard's Ridge, Hill Top Homes and Summer Creek Villas Local General Partners under these agreements.

   The Local Partnerships have generated net operating income before debt service of approximately $4,914,000, $4,043,000 and $3,766,000 for each of the three years ended March 31, 1996, 1995 and 1994, respectively. Debt service payments (interest and principal) made during the same periods approximated $4,477,000, $4,303,000 and $4,265,000, respectively. The Local Partnerships received approximately $255,000, $733,000 and $520,000 from operating deficit and development deficit guarantees during each respective year.

   During the year ended March 31, 1996, Summer Creek Villas received from its Local General Partner a $255,000 operating deficit guaranty payment as well as a $100,000 working capital advance. The Local General Partner elected to treat the operating deficit guaranty payment as non-repayable and recorded the amount as other income. In addition, Brookland Park Plaza currently has a loan outstanding for $618,000 with the Virginia Housing Development Authority. This loan is non-interest bearing and is forgiven at the rate of 25% per year commencing with the year ended March 31, 1996, assuming that the Local Partnership complies with all conditions as set forth in the loan agreement. Accordingly, $155,000 was recorded as other income for the year ended March 31, 1996. Cutler Canal II fully repaid the advance previously received from the Local General Partner with a payment of $110,000 during the year ended March 31, 1995 offset by an additional loan for Papillion Heights for $4,000. For the year ended March 31, 1994, Cutler Canal II and Summer Creek Villas repaid advances and Hill Top Homes took an additional loan.

Results of Operations

   The operating results of the Local Partnerships consolidated herein are for the twelve month periods ended December 31. Information disclosed below with respect to each Local Partnership is consistent with this method.

Fiscal 1996 vs. Fiscal 1995

   Rental income increased $362,000 for the year ended March 31, 1996 as compared to the same period in 1995 primarily due to increases of $221,000 and $33,000 at Summer Creek Villas and Hubbard's Ridge, respectively, as a result of higher rental rates. Additionally, rental income at Hill Top Homes increased $69,000 as a result of higher average occupancies.

   Other income increased $372,000 for the year ended March 31, 1996 as compared to the same period in 1995. For an explanation of the variance, see the Liquidity and Capital Resources section.

   Operating expenses increased $63,000 for the year ended March 31, 1996 as compared to the same period in 1995 primarily due to increases in utilities and bad debt expense at Hill Top Homes.

   Repairs and maintenance expense decreased $97,000 for the year ended March 31, 1996 as compared to the same period in 1995 primarily due to lower property maintenance and carpet replacement expenses at Summer Creek Villas of $133,000 partially offset by an increase of $42,000 at Hill Top Homes primarily as a result of carpet replacement costs.

   General and administrative expenses decreased $49,000 for the year ended March 31, 1996 as compared to the same period in 1995 primarily due to lower professional fees at Summer Creek Villas.

   Partnership management fees decreased $82,000 for the year ended March 31, 1996 as compared to the same period in 1995 as a result of a reversal of an accrual from prior periods.

Fiscal 1995 vs. Fiscal 1994

   Rental income increased $603,000 for the year ended March 31, 1995 as compared to the same period in 1994. This variance was primarily due to an increase of $469,000 at Cutler Canal II resulting from a full year of rental activities and an increase of $101,000 at Hubbard's Ridge as a result of higher occupancies and rental rates. The hurricane damage at Cutler Canal II affected rental operations through August 1993. See Note H to the consolidated financial statements for additional information.

   Other income decreased $804,000 for the year ended March 31, 1995 as compared to the same period in 1994. This decrease was primarily due to the $484,000 development deficit guaranty payment from Summer Creek Villas and $405,000 of business interruption insurance proceeds from Cutler Canal II received during 1994. As previously discussed, Cutler Canal II recorded rental income from a full year of operations during 1995.

   Interest income decreased $28,000 for the year ended March 31, 1995 as compared to the same period in 1994 due to lower average cash balances and the non-recurring interest earned on cash for reconstruction at Cutler Canal II in 1994.

   Operating expenses decreased $366,000 for the year ended March 31, 1995 as compared to the same period in 1994 primarily due to the decrease in marketing and advertising expenses at Summer Creek Villas and Cutler Canal II. A non-recurring marketing effort was made during the prior year at Summer Creek Villas to improve occupancies. Additionally, increased marketing costs were incurred during 1994 at Cutler Canal II to restore occupancies to those before Hurricane Andrew. Professional fees at Cutler Canal II, Hill Top Homes and Summer Creek Villas decreased in 1995 as compared to 1994.

   Taxes and insurance increased $131,000 for the year ended March 31, 1995 as compared to the same period in 1994. This variance was due to an insurance rate increase at Cutler Canal II and Summer Creek Villas and higher taxes at Cutler Canal II due to resumption of operations. This increase was offset by decreases at Hubbard's Ridge and Hill Top Homes due to lower insurance rates and lower real estate taxes resulting from successful appeals of the assessed property values.

   Repairs and maintenance increased $156,000 for the year ended March 31, 1995 as compared to the same period in 1994. This increase was primarily due to carpet cleaning and general property maintenance at Summer Creek Villas and Cutler Canal II.

   A provision for loss on impairment of assets of $2,700,000 was recorded as of March 31, 1995 relating to the Partnership's investment in Diamond Street. See Notes B and D to the consolidated financial statements for additional information.

Property information

   The Partnership currently holds interests in eight Local Partnerships. The following schedule gives specific details about the related Properties.

                                                                                                           PARTNERSHIP'S
                                    GROSS CARRYING                                                          LOW-INCOME
                                       VALUE OF                           RENTS          OCCUPANCY          HOUSING TAX
                                      PROPERTY AT                         AS OF           RATE AT         CREDIT FOR THE
                                       MARCH 31,          NUMBER       DECEMBER 31,     DECEMBER 31,        YEAR ENDED
         PROPERTY (a)                    1996            OF UNITS          1995           1995(b)        DECEMBER 31, 1995
- - -------------------------------    -----------------     ---------     ------------     ------------     -----------------
RMB Limited Partnership
  (Hubbard's Ridge)
  Garland, TX                         $ 4,990,526            196        $ 370-$534             91%          $   395,768
Cutler Canal II Associates,
  Ltd.
  Miami, FL                            11,124,427            216           347-604             95               896,701
Diamond Street Venture
  Philadelphia, PA                      2,870,124             48           461-529            100               282,288
Papillion Heights Apartments
  L.P.
  Papillion, NE                         2,201,647             48           365-425            100               173,661
Hill Top Homes Apartments L.P.
  Arlington, TX                         8,103,088            171           442-590             95               616,546
Palm Beach Apartments, Ltd.
  (Summer Creek Villas)
  West Palm Beach, FL                  40,410,117            770           471-642             94             2,241,161
Brookland Park Plaza L.P.
  Richmond, VA                          6,443,630             77               511             97               429,237
Compton Townhouses L.P.
  Cincinnati, OH                        2,445,632             39               585             97               205,620
                                   -----------------                                                     -----------------
                                      $78,589,191                                                           $ 5,240,982
                                   -----------------                                                     -----------------
                                   -----------------                                                     -----------------

(a) The Partnership holds a 66.5% interest in Summer Creek Villas, a 98% interest in Hubbard's Ridge, Hill Top Homes and Compton Townhouses and a 98.99% interest in Cutler Canal II, Diamond Street, Papillion Heights and Brookland Park Plaza.
(b) Occupancies are calculated by dividing occupied units by total available units.

   There were no significant changes in occupancies at the above properties as of June 2, 1996 except for a decrease to 90% at Diamond Street.

   Net operating income before debt service and development deficit guaranty payments of the Local Partnerships for each of the years in the three year period ended March 31, 1996 was as follows:

                                   1996           1995           1994
                                ----------     ----------     ----------
Hubbard's Ridge                 $  390,000     $  260,000     $  143,000
Cutler Canal II                    560,000        630,000        706,000
Diamond Street                     102,000         60,000         63,000
Papillion Heights                  214,000        106,000         94,000
Hill Top Homes                     357,000        381,000        314,000
Summer Creek Villas              2,793,000      2,211,000      2,047,000
Brookland Park Plaza               351,000        242,000        258,000
Compton Townhouses                 147,000        153,000        141,000
                                ----------     ----------     ----------
                                $4,914,000     $4,043,000     $3,766,000
                                ----------     ----------     ----------
                                ----------     ----------     ----------

                                    * * * *

Peck Slip Station
                                   BULK RATE
P.O. Box 2016
                                  U.S. POSTAGE
New York, NY 10272
                                      PAID
                                 Automatic Mail
CREDIT1/171801