Form 10-K, Exhibit 13
period 1997-03-31
PRUDENTIAL BACHE TAX CREDIT PROPERTIES LP
filed 1997-06-30
CIK 850184

                                                       March 31,
                                                       1997
--------------------------------------------------------------------------------
Prudential-Bache                                       Annual
Tax Credit                                             Report
Properties L.P.

                  PRUDENTIAL-BACHE TAX CREDIT PROPERTIES L.P.
                         LETTER TO THE LIMITED PARTNERS
                       FOR THE YEAR ENDED MARCH 31, 1997

                          INDEPENDENT AUDITORS' REPORT

TO THE PARTNERS OF
  PRUDENTIAL-BACHE TAX CREDIT PROPERTIES L.P.
  (A Delaware Limited Partnership):

   We have audited the accompanying consolidated statements of financial condition of Prudential-Bache Tax Credit Properties L.P. and Subsidiaries as of March 31, 1997 and 1996 and the related consolidated statements of operations, changes in partners' capital and cash flows for the years ended March 31, 1997, 1996 and 1995. These consolidated financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of the consolidated subsidiaries, which statements reflect total assets of $70,274,405 and $72,647,170 as of March 31, 1997 and 1996,
respectively, and total revenues of $9,809,626, $9,821,070 and $9,061,869 for the years ended March 31, 1997, 1996 and 1995, respectively. These statements were audited by other auditors whose reports thereon have been furnished to us, and our opinion, insofar as it relates to the amounts included for the consolidated subsidiaries, is based solely on the reports of the other auditors.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

   In our opinion, based on our audits and the reports of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Prudential-Bache Tax Credit Properties L.P. and Subsidiaries at March 31, 1997 and 1996, and the results of their operations and their cash flows for the years ended March 31, 1997, 1996 and 1995, in conformity with generally accepted accounting principles.

ANCHIN, BLOCK & ANCHIN LLP
CERTIFIED PUBLIC ACCOUNTANTS
New York, New York
June 11, 1997

                          INDEPENDENT AUDITORS' REPORT

To The Partners
RMB Limited Partnership

We have audited the accompanying balance sheets of RMB LIMITED PARTNERSHIP (a Texas Limited Partnership) as of December 31, 1996 and 1995, and the related statements of operations, partner's equity (deficit) and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of RMB LIMITED PARTNERSHIP as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

DICKEY & WOLF, LLC
Certified Public Accountants

Harrisonville, MO
January 27, 1997

                          INDEPENDENT AUDITORS' REPORT

To The Partners
Cutler Canal II Associates, Ltd.

We have audited the accompanying balance sheets of Cutler Canal II Associates, Ltd. as of December 31, 1996 and 1995, and the related statements of operations, partners' capital and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cutler Canal II Associates, Ltd. as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

REZNICK FEDDER & SILVERMAN
Charlotte, North Carolina
January 20, 1997

                          INDEPENDENT AUDITORS' REPORT

To The Partners
Cutler Canal II Associates, Ltd.

We have audited the accompanying balance sheets of Cutler Canal II Associates, Ltd. as of December 31, 1995 and 1994, and the related statements of operations, partners' capital and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cutler Canal II Associates, Ltd. as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

REZNICK FEDDER & SILVERMAN
Charlotte, North Carolina
January 19, 1996

                          INDEPENDENT AUDITORS' REPORT

To The Partners of
Diamond Street Venture (a Limited Partnership)
Philadelphia, Pennsylvania

We have audited the accompanying balance sheets of Diamond Street Venture (a Limited Partnership) as of December 31, 1996 and 1995, and the related statements of loss, changes in partners' equity and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's general partners and contracted management agent. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Diamond Street Venture (a Limited Partnership) at December 31, 1996 and 1995, and the results of its operations, changes in partners' equity and cash flows for the years then ended in conformity with generally accepted accounting principles.

J.H. WILLIAMS & CO., LLP
Kingston, Pennsylvania
February 14, 1997

                          INDEPENDENT AUDITORS' REPORT

To The Partners of
Diamond Street Venture (a Limited Partnership)
Philadelphia, Pennsylvania

We have audited the accompanying balance sheets of Diamond Street Venture (a Limited Partnership) as of December 31, 1995 and 1994, and the related statements of income, changes in partners' equity and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's general partners and contracted management agent. Our responsibility is to express an opinion on these financial statements based on our audits.

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

J.H. WILLIAMS & CO., LLP
Kingston, Pennsylvania
February 8, 1996

                          INDEPENDENT AUDITORS' REPORT

To The Partners
Papillion Heights Apartments, L.P.
(A Limited Partnership)
Springfield, Missouri

We have audited the accompanying balance sheets of Papillion Heights Apartments, L.P. (a limited partnership), as of December 31, 1996 and 1995, and the related statements of operations, partners' capital and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Papillion Heights Apartments, L.P. (a limited partnership) as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

COHEN, COVEY AND SCHULTZ, P.C.
January 31, 1997

                          INDEPENDENT AUDITORS' REPORT

To The Partners of
Papillion Apartments, L.P.

We have audited the accompanying balance sheets of Papillion Apartments, L.P., a limited partnership as of December 31, 1994, and the related statements of operations, changes in partners' capital and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Papillion Apartments, L.P. as of December 31, 1994, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

SANDRA K. CLAXTON
Certified Public Accountant
March 13, 1995

                          INDEPENDENT AUDITORS' REPORT

To The Partners
Hill Top Homes Apartments Limited Partnership

We have audited the accompanying balance sheets of HILL TOP HOMES APARTMENTS LIMITED PARTNERSHIP (a Texas Limited Partnership), as of December 31, 1996 and 1995, and the related statements of operations, partners' equity/(deficit) and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HILL TOP HOMES APARTMENTS LIMITED PARTNERSHIP as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

DICKEY & WOLF, LLC
Certified Public Accountants

Harrisonville, MO
January 27, 1997

                          INDEPENDENT AUDITORS' REPORT

To The Partners
Palm Beach Apartments, Ltd.

We have audited the accompanying balance sheets of Palm Beach Apartments, Ltd. as of December 31, 1996 and 1995, and the related statements of operations, partners' capital and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Palm Beach Apartments, Ltd. as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

REZNICK FEDDER & SILVERMAN
Charlotte, North Carolina
January 24, 1997, Except for Note F, as to which the date is February 28, 1997

                          INDEPENDENT AUDITORS' REPORT

To The Partners
Palm Beach Apartments, Ltd.

We have audited the accompanying balance sheets of Palm Beach Apartments, Ltd. as of December 31, 1995 and 1994, and the related statements of operations, partners' capital and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Palm Beach Apartments, Ltd. as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

REZNICK FEDDER & SILVERMAN
Charlotte, North Carolina
January 19, 1996

                          INDEPENDENT AUDITORS' REPORT

To The Partners
Brookland Park Plaza Limited
  Partnership

We have audited the accompanying balance sheet of Brookland Park Plaza Limited Partnership as of December 31, 1996, and the related statements of profit and loss (on HUD Form No. 92410), partners' equity and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Brookland Park Plaza Limited Partnership as of December 31, 1996, and the results of its operations, the changes in partners' equity and cash flows for the year then ended, in conformity with generally accepted accounting principles.

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

In accordance with Government Auditing Standards and the 'Consolidated Audit Guide for Audits of HUD Programs,' we have also issued reports dated February 6, 1997 on our consideration of Brookland Park Plaza Limited Partnership's internal control structure and on its compliance with specific requirements applicable to major HUD programs, affirmative fair housing, and laws and regulations applicable to the financial statements.

REZNICK FEDDER & SILVERMAN
Federal Employer
Identification Number:
52-1088612

Bethesda, Maryland
February 6, 1997

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

Bethesda, Maryland
February 17, 1995

Audit Principal: Renee G. Scruggs

                          INDEPENDENT AUDITORS' REPORT

To The Partners
Compton Townhouses Limited Partnership
(An Ohio Limited Partnership)

We have audited the accompanying balance sheet of Compton Townhouses Limited Partnership (An Ohio Limited Partnership), as of December 31, 1996 and 1995, and the related statements of operations, partners' capital and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Compton Townhouses Limited Partnership (An Ohio Limited Partnership), as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

SPAETH & BATTERBERRY, LTD.
February 3, 1997

                          INDEPENDENT AUDITORS' REPORT

To The Partners
Compton Townhouses Limited Partnership
(An Ohio Limited Partnership)

We have audited the accompanying balance sheet of Compton Townhouses Limited Partnership (An Ohio Limited Partnership), as of December 31, 1995 and 1994, and the related statements of operations, partners' capital and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Compton Townhouses Limited Partnership (An Ohio Limited Partnership), as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

SPAETH & BATTERBERRY, LTD.
January 24, 1996

                  PRUDENTIAL-BACHE TAX CREDIT PROPERTIES L.P.
                            (a limited partnership)
                                AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                                March 31,
                                                                       ----------------------------
                                                                           1997            1996
---------------------------------------------------------------------------------------------------
ASSETS
Investment in property:
Land                                                                   $  4,005,633     $ 4,005,633
Buildings and improvements                                               74,583,558      74,583,558
Accumulated depreciation                                                (13,283,832)    (11,073,281)
                                                                       ------------     -----------
Net investment in property                                               65,305,359      67,515,910
Cash and cash equivalents                                                   839,134       1,012,131
Cash and cash equivalents held in escrow                                    903,486         613,065
Deferred financing costs, net                                             3,136,727       3,386,089
Organizational costs, net                                                    11,422          69,056
Other assets                                                                306,247         348,668
                                                                       ------------     -----------
Total assets                                                           $ 70,502,375     $72,944,919
                                                                       ------------     -----------
                                                                       ------------     -----------
LIABILITIES AND PARTNERS' CAPITAL

Liabilities
Mortgage notes payable                                                 $ 46,099,028     $46,387,992
Accrued interest payable                                                  1,266,943       1,044,112
Other accrued expenses and liabilities                                    1,265,302       1,346,458
Due to general partners and affiliates of local partnerships              1,654,598       1,457,195
Development fees payable                                                  1,579,709       1,579,709
Construction costs payable                                                  605,358         605,358
Real estate taxes payable                                                   118,195          87,289
Due to General Partner and its affiliates                                   848,543         451,599
                                                                       ------------     -----------
Total liabilities                                                        53,437,676      52,959,712
                                                                       ------------     -----------
Minority interest in local partnerships                                   3,302,224       3,712,217
                                                                       ------------     -----------
Contingencies
Partners' capital (deficit)
Limited partners (38,125 BUC$ issued and outstanding)                    13,966,449      16,451,859
General partner (1 BUC issued and outstanding)                             (203,974)       (178,869)
                                                                       ------------     -----------
Total partners' capital                                                  13,762,475      16,272,990
                                                                       ------------     -----------
Total liabilities and partners' capital                                $ 70,502,375     $72,944,919
                                                                       ------------     -----------
                                                                       ------------     -----------

-------------------------------------------------------------------------------
   The accompanying notes are an integral part of these consolidated statements

                  PRUDENTIAL-BACHE TAX CREDIT PROPERTIES L.P.
                            (a limited partnership)
                                AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                     Year ended March 31,
                                                           -----------------------------------------
                                                              1997           1996           1995
----------------------------------------------------------------------------------------------------
REVENUES
Rental income                                              $ 8,480,496    $ 8,796,928    $ 8,453,789
Other income                                                 1,294,509        986,094        577,385
Interest income                                                 41,291         49,257         47,693
                                                           -----------    -----------    -----------
                                                             9,816,296      9,832,279      9,078,867
                                                           -----------    -----------    -----------
EXPENSES
Interest                                                     4,428,530      4,448,986      4,474,229
Depreciation and amortization                                2,517,547      2,549,449      2,640,262
Operating and other                                          2,049,212      1,887,060      1,806,207
Taxes and insurance                                          1,210,641      1,180,035      1,165,434
Repairs and maintenance                                      1,399,907      1,299,154      1,396,627
General and administrative                                     356,553        349,069        398,312
Property management fees                                       481,839        445,054        426,984
Partnership management fees                                    292,575        260,865        342,676
Provision for loss on impairment of assets                          --             --      2,700,000
                                                           -----------    -----------    -----------
                                                            12,736,804     12,419,672     15,350,731
                                                           -----------    -----------    -----------
Loss before minority interest                               (2,920,508)    (2,587,393)    (6,271,864)
Minority interest in loss of local partnerships                409,993        421,144        608,088
                                                           -----------    -----------    -----------
Net loss                                                   $(2,510,515)   $(2,166,249)   $(5,663,776)
                                                           -----------    -----------    -----------
                                                           -----------    -----------    -----------
ALLOCATION OF NET LOSS
Limited partners                                           $(2,485,410)   $(2,144,587)   $(5,607,138)
                                                           -----------    -----------    -----------
                                                           -----------    -----------    -----------
General partner                                            $   (25,105)   $   (21,662)   $   (56,638)
                                                           -----------    -----------    -----------
                                                           -----------    -----------    -----------
Net loss per limited partner BUC                           $    (65.19)   $    (56.25)   $   (147.07)
                                                           -----------    -----------    -----------
                                                           -----------    -----------    -----------

-------------------------------------------------------------------------------

            CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL

                                                             LIMITED         GENERAL
                                                 BUC$        PARTNERS        PARTNER         TOTAL
-----------------------------------------------------------------------------------------------------
Partner's capital (deficit)--March 31, 1994     38,126     $24,203,584      $(100,569)    $24,103,015
Net loss                                            --      (5,607,138 )     (56,638 )     (5,663,776)
                                                ------     ------------     ---------     -----------
Partner's capital (deficit)--March 31, 1995     38,126      18,596,446      (157,207 )     18,439,239
Net loss                                            --      (2,144,587 )     (21,662 )     (2,166,249)
                                                ------     ------------     ---------     -----------
Partners' capital (deficit)--March 31, 1996     38,126      16,451,859      (178,869 )     16,272,990
Net loss                                            --      (2,485,410 )     (25,105 )     (2,510,515)
                                                ------     ------------     ---------     -----------
Partners' capital (deficit)--March 31, 1997     38,126     $13,966,449      $(203,974)    $13,762,475
                                                ------     ------------     ---------     -----------
                                                ------     ------------     ---------     -----------

-------------------------------------------------------------------------------
   The accompanying notes are an integral part of these consolidated statements

                  PRUDENTIAL-BACHE TAX CREDIT PROPERTIES L.P.
                            (a limited partnership)
                                AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                      Year ended March 31,
                                                           -------------------------------------------
                                                              1997            1996            1995
------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                                   $(2,510,515)   $ (2,166,249)   $ (5,663,776)
                                                           -----------    ------------    ------------
Adjustments to reconcile net loss to net cash
  provided by (used in) in operating activities:
Depreciation and amortization                                2,517,547       2,549,449       2,640,262
Minority interest in loss of local partnerships               (409,993)       (421,144)       (608,088)
Forgiveness of debt                                           (154,500)       (154,500)             --
Decrease (increase) in cash held in escrow                    (290,421)        662,504        (147,951)
Increase (decrease) in real estate taxes payable                30,906        (378,829)        305,023
Increase in accrued interest payable                           222,831          54,071         236,961
Decrease (increase) in other assets                             42,421        (172,003)         63,660
Increase (decrease) in other liabilities                       667,691        (121,302)         37,881
Provision for loss on impairment of assets                          --              --       2,700,000
                                                           -----------    ------------    ------------
Total adjustments                                            2,626,482       2,018,246       5,227,748
                                                           -----------    ------------    ------------
Net cash provided by (used in) operating activities            115,967        (148,003)       (436,028)
                                                           -----------    ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES
Investments in property                                             --              --         (93,530)
                                                           -----------    ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES
Payments on mortgage notes                                    (288,964)       (141,520)       (131,959)
Advances from local general partners                           100,000         100,000         733,132
Payments for loans from local general partners                (100,000)             --        (105,767)
                                                           -----------    ------------    ------------
Net cash provided by (used in) financing activities           (288,964)        (41,520)        495,406
                                                           -----------    ------------    ------------
Net decrease in cash and cash equivalents                     (172,997)       (189,523)        (34,152)
Cash and cash equivalents at beginning of year               1,012,131       1,201,654       1,235,806
                                                           -----------    ------------    ------------
Cash and cash equivalents at end of year                   $   839,134    $  1,012,131    $  1,201,654
                                                           -----------    ------------    ------------
                                                           -----------    ------------    ------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid                                              $ 4,136,059    $  4,325,996    $  4,170,797
                                                           -----------    ------------    ------------
                                                           -----------    ------------    ------------

-------------------------------------------------------------------------------
   The accompanying notes are an integral part of these consolidated statements

                  PRUDENTIAL-BACHE TAX CREDIT PROPERTIES L.P.
                            (a limited partnership)
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A. General

   Prudential-Bache Tax Credit Properties L.P., a Delaware limited partnership (the 'Partnership'), was formed on May 3, 1989, and will terminate on December 31, 2029, unless terminated sooner under the provisions of the Amended and Restated Agreement of Limited Partnership (the 'Partnership Agreement'). The Partnership was formed to invest as a limited partner in other partnerships ('Local Partnerships') owning apartment complexes ('Apartment Complexes' or 'Properties') that are eligible for the low-income housing tax credit or the historic rehabilitation tax credit. The general partner of the Partnership, Prudential-Bache Properties, Inc. (the 'General Partner' or 'PBP'), is not affiliated with a general partner of any Local Partnership ('Local General Partner'). P.B. Tax Credit S.L.P. ('PBSLP'), an affiliate of the General Partner, acts as special limited partner of each Local Partnership entitling it to certain rights with respect to the operation and management of each Local Partnership. At March 31, 1997, the Partnership has investments in eight Local Partnerships.

   On December 19, 1996, PBP and Related Capital Company ('RCC') entered into an agreement for the purchase by RCC or its affiliates of PBP's general partner interests in the Partnership and certain other associated interests. The agreement is subject to numerous conditions including the settlement of the class action litigation (In re Prudential Securities Inc. Limited Partnerships Litigation, MDL No. 1005) (the 'Class Action') against affiliates of RCC and the approval of the sale and withdrawal of PBP as the sole general partner of the Partnership by the court overseeing the Class Action. Following consummation of the transaction, RCC or its affiliate will become the general partner of the Partnership. On December 31, 1996, the court overseeing the Class Action issued a preliminary approval order with respect to the settlement of the Class Action, which provides, in part, that pending final approval of the settlement of the Class Action, class members (including the limited partners and unitholders (collectively, the 'Limited Partners') of the Partnership) are prohibited from, among other things, transferring their partnership interests unless the transferee agrees to be bound by the terms of the settlement of the Class Action. There can be no assurance that the conditions to the closing of the proposed transaction will be satisfied nor as to the time frame in which a closing may occur.

   In June 1997, an Information Statement was mailed to Limited Partners of record as of December 24, 1996 advising them of these proposed changes together with a Notice of the Class Action and the terms of the settlement with RCC in the Class Action. A hearing will be held on August 28, 1997 in the U.S. Courthouse, 40 Centre Street, New York, New York, 10007, to determine the reasonableness and fairness of the settlement.

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

   Certain balances for prior years have been reclassed to conform with the current year's financial statement presentation.

Investment in property

   The impairment of properties to be held and used is determined to exist when estimated amounts recoverable through future operations on an undiscounted basis are below the properties' carrying value. If a property is determined to be impaired, it is recorded at the lower of its carrying value or its estimated fair value. As a result of this accounting policy, a $2,700,000 provision for loss on impairment of assets was recorded for the year ended March 31, 1995. No additional provisions were required for the years ended March 31, 1996 and 1997.

   The determination of estimated fair value is based not only upon future cash flows, which rely upon estimates and assumptions including expense growth, occupancy and rental rates, and tax credits, but also upon market capitalization and discount rates as well as other market indicators. The General Partner believes that the estimates and assumptions used are appropriate in evaluating the carrying amount of the Partnership's properties. However, changes in market conditions and circumstances may occur in the near term which would cause these estimates and assumptions to change, which, in turn, could cause the amounts ultimately realized upon the sale or other disposition of the properties to differ materially from their estimated fair value. Such changes may also require write-downs in future years.

   The cost of buildings and improvements is depreciated using the straight-line method over their estimated useful lives which range from 27.5 to 40 years.

Cash and cash equivalents

   Cash and cash equivalents include money market funds whose cost approximates market value.

Cash and cash equivalents held in escrow

   Cash and cash equivalents held in escrow include restricted funds held for payment of real estate taxes and insurance, tenant security deposits and replacement reserves.

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

   Distributions of cash may be made in accordance with the Partnership Agreement and, if made, are allocated 99% to the limited partners and 1% to the General Partner. As of March 31, 1997, no distributions have been paid.

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

C. Costs, Fees and Expenses

Deferred financing costs

   Deferred financing costs include amounts paid for services rendered in arranging the financing for the Local Partnerships. These costs were capitalized and are being amortized over the lives of the related debt. The accumulated amortization as of March 31, 1997 and 1996 is $2,094,056 and $1,844,694,
respectively.

Organizational costs

   Costs incurred to organize the Partnership, including but not limited to legal and accounting, are considered organizational costs. These costs have been capitalized and are being amortized on a straight-line basis over a 60-month period. The accumulated amortization as of March 31, 1997 and 1996 is $514,485 and $456,851, respectively.

Management fees

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

D. Investment in Property

   The Partnership's Properties and related debt at March 31 were:

                                          Net investment in property        Mortgage notes payable
                                          ---------------------------     ---------------------------
Description (a)                              1997            1996            1997            1996
--------------------------------------    -----------     -----------     -----------     -----------
Apartment Complexes:
RMB Limited Partnership
(Hubbard's Ridge)
Garland, TX                               $ 3,798,138     $ 3,975,405     $ 1,934,623     $ 1,950,493
Cutler Canal II Associates, Ltd.
Miami, FL                                   9,550,804       9,833,407       5,982,895       6,008,536
Diamond Street Venture (b)
Philadelphia, PA                            2,081,026       2,193,006       3,017,829       3,031,298
Papillion Heights Apartments L.P.
Papillion, NE                               1,803,229       1,856,525       1,033,084       1,041,976
Hill Top Homes Apartments L.P.
Arlington, TX                               6,849,012       7,055,930       3,643,632       3,695,985
Palm Beach Apartments, Ltd.
(Summer Creek Villas)
West Palm Beach, FL                        34,475,494      35,498,673      26,614,668      26,750,000
Brookland Park Plaza L.P.
Richmond, VA                                4,951,808       5,187,960       2,499,200       2,519,227
Compton Townhouses L.P.
Cincinnati, OH                              1,795,848       1,915,004       1,373,097       1,390,477
                                          -----------     -----------     -----------     -----------
                                          $65,305,359     $67,515,910     $46,099,028     $46,387,992
                                          -----------     -----------     -----------     -----------
                                          -----------     -----------     -----------     -----------

(a) The Partnership holds a 66.5% interest in Summer Creek Villas, a 98% interest in Hubbard's Ridge, Hill Top Homes and Compton Townhouses and a 98.99% interest in Cutler Canal II, Diamond Street, Papillion Heights and Brookland Park Plaza.
(b) The investment in property relating to the Diamond Street Venture was reduced by $2,700,000 as of March 31, 1995 representing a provision for loss on impairment of the asset.

E. Mortgage Notes Payable

   Mortgage notes are collateralized (on a recourse basis) by land, buildings and improvements and leases related thereto. Annual principal payment requirements for each of the next five years ending December 31, the date at which the Local Partnerships are consolidated, and thereafter are as follows:

1997                            $   461,764
1998                                508,232
1999                                559,335
2000                                616,491
2001                                679,431
Thereafter                       43,273,775
                                -----------
                                $46,099,028
                                -----------
                                -----------

   Mortgage notes consist of both first mortgages and support loans (second and third mortgages). First mortgages amounting to $41,159,028 bear interest at rates ranging from 6.25% to 10.75% and have final maturities ranging from December 1, 2006 to May 1, 2031. First mortgages include $26,750,000 in the form of a guaranteed bond bearing interest at 10.451% (including a .125% service fee payable to an affiliate of the Local General Partner) maturing on June 20, 2008. The support loans include two loans totalling $2,440,000 maturing on May 1, 2016 and December 15, 2029, the latter of which bears interest at 1%, and the former being non-interest bearing, and a $2,500,000 loan bearing interest at a maximum rate of 9% and maturing on January 16, 2005. The $2,500,000 loan includes a base interest rate of 3% and an additional interest rate of 6%. The base interest rate is payable annually from Project Income, as defined in the loan agreement, and can be deferred if Project Income is inadequate. The additional interest is payable from Project Income, if available, and only after payment of a cumulative annual 12% return on capital to the limited partners of the Local Partnership. Currently, only the base interest rate is being paid; however, the additional interest of 6% continues to be accrued in the accompanying consolidated financial statements.

   At March 31, 1997 and 1996, the estimated fair values of the mortgage notes payable were approximately $51,700,000 and $52,500,000, respectively. These estimates were based upon the present value of expected cash flows discounted at rates currently available to the Local Partnerships for similar loans. Fair value estimates are made at a specific point in time, based on relevant market information, and are subjective in nature and involve uncertainties and matters of significant judgment. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Local Partnerships would pay upon maturity or disposition of the loans.

F. Related Parties

   The General Partner and its affiliates perform services for the Partnership which include, but are not limited to: accounting and financial management, registrar, transfer and assignment functions, asset management, investor communications, printing and other administrative services. The General Partner and its affiliates receive management fees and reimbursements for general and administrative costs incurred in connection with these services, the amount of which is limited by the provisions of the Partnership Agreement. The costs and expenses incurred were:

                                                                        Year ended March 31
                                                                 ----------------------------------
                                                                   1997         1996         1995
                                                                 --------     --------     --------
Management fees                                                  $292,575     $260,865     $342,676
Local administrative fees                                          51,979       15,250       15,250
General and administrative                                         83,514       88,541       75,080
                                                                 --------     --------     --------
                                                                 $428,068     $364,656     $433,006
                                                                 --------     --------     --------
                                                                 --------     --------     --------

   A portion of the management fees paid to the General Partner is remitted to an affiliate of the Local General Partner of five of the Local Partnerships. The General Partner has deferred the receipt of its management fees since January 1, 1995 and has deferred the receipt of the reimbursement of general and administrative costs (excluding printing costs) incurred on behalf of the Partnership since April 1, 1996. As of March 31, 1997, Due to General Partner and its affiliates includes $637,935 relating to management fees payable and $75,879 relating to reimbursement of general and administrative costs.

   PBSLP acts as special limited partner of each Local Partnership and is entitled to receive up to $2,750 per year from each Local Partnership as a local administrative fee. As of March 31, 1997, $134,729 in fees have been accrued; however, no fees have been paid to date. The increased amount during the year ended March 31, 1997 reflects underaccruals from prior years. The local administrative fees are included in Property Management Fees.

   Pursuant to the agreement entered into by PBP and RCC on December 19, 1996 and subject to the conditions to the closing of the proposed transaction being satisfied, all amounts due to the General Partner as noted in the preceding two paragraphs (excluding printing costs of $8,149 as of March 31, 1997) will be forgiven by PBP (See Note A).

   The Partnership maintains an account with the Prudential Tax Free Money Fund, an affiliate of PBP, for investment of its available cash in short-term instruments.

   Prudential Securities Incorporated ('PSI'), an affiliate of PBP, owns 56 BUC$ at March 31, 1997.

G. General Partners and Affiliates of Local Partnerships

   Certain Local General Partners and their affiliates provided services in connection with the construction, financing and development of the Apartment Complexes. Interest is accrued on certain loans made by two of the Local General Partners. Additionally, six of the Local Partnerships are managed by a Local General Partner or its affiliates. The costs were:

                                                                        Year ended March 31
                                                                 ----------------------------------
                                                                   1997         1996         1995
                                                                 --------     --------     --------
Interest                                                         $ 69,280     $ 69,280     $ 78,417
Management fees                                                   394,228      394,719      374,564
                                                                 --------     --------     --------
                                                                 $463,508     $463,999     $452,981
                                                                 --------     --------     --------
                                                                 --------     --------     --------

   Due to general partners and affiliates of local partnerships includes amounts payable for accrued interest, advances, property management fees and operating loans made in accordance with operating deficit guaranty agreements. During the years ended March 31, 1997 and 1996, Summer Creek Villas received from its Local General Partner $778,000 and $255,000, respectively, of operating deficit guaranty payments. The Local General Partner elected to treat $678,000 of the amount received during the year ended March 31, 1997 and all of the amount received during the year ended March 31, 1996 as non-repayable advances and recorded the amounts as other income during the respective years. Additionally, during the year ended March 31, 1996, Summer Creek Villas received from its Local General Partner a $100,000 working capital advance which was repaid in January 1996. As of March 31, 1997, two properties, Summer Creek Villas and Papillion Heights, remain subject to an operating deficit guaranty.

   At March 31, 1997 and 1996, construction costs of $605,358 were payable to an affiliate of one of the Local General Partners.

   At March 31, 1997 and 1996, development fees of $1,579,709 were payable to various Local General Partners.

                  PRUDENTIAL-BACHE TAX CREDIT PROPERTIES L.P.
                            (a limited partnership)
                                AND SUBSIDIARIES
          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

Liquidity and Capital Resources

   Prudential-Bache Tax Credit Properties L.P. (the 'Partnership') invested in eight Local Partnerships that are owners of low-income multi-family residential complexes. The Local Partnerships are operated in accordance with the low-income housing rules and regulations in order to protect the related tax credits. The Partnership's primary sources of funds are rental revenues (which are fully utilized at the property level) and, to a lesser extent, interest earned on working capital reserves. A working capital reserve ($89,000 at March 31, 1997) is maintained to fund operations and contingencies of the Partnership. The working capital reserve is invested in a tax-free money fund. Based on the reduced level of the Partnership's working capital reserve, the General Partner has deferred the receipt of its management fee since January 1, 1995 and the reimbursement of general and administrative costs (excluding printing costs) incurred on behalf of the Partnership since April 1, 1996 (See Note F to the consolidated financial statements).

   At the Local Partnership level, certain Local General Partners and/or their affiliates have made guaranties with respect to the Local Partnerships which, under certain circumstances, require their funding cash flow deficits pursuant to deficit guaranty agreements. These operating deficit advances do not bear interest and are repayable by the Local Partnership in accordance with the respective Local Partnership agreement. As of March 31, 1997, there are still operating deficit guaranty agreements in effect at Summer Creek Villas and Papillion Heights.

   The Summer Creek Villas Local Partnership continues to experience severe cash flow deficits. The maximum funding obligation of the Local General Partner under the Summer Creek Villas operating deficit guaranty agreement which expired on December 31, 1996 was $3,392,000, of which $1,653,000 was funded through December 31, 1996. Of the total funded, the Local General Partner has elected to treat $933,000 as non-repayable advances. On February 28, 1997, the Local General Partner advanced Summer Creek Villas an additional $165,000 pursuant to the operating deficit guaranty agreement expiring December 31, 1996. The Local General Partner is also obligated to fund operating deficits during a second guaranty period commencing August 1996 and expiring July 1999. The maximum funding obligation during this second guaranty period is $924,000. Through June 1997, a total of $755,000 has been funded pursuant to this second guaranty period. As of March 31, 1997, the financial statements of the Partnership include $720,000 as 'Due to general partners and affiliates of local partnerships' under the Summer Creek Villas operating deficit guaranty agreement due to the three-month lag in recording the financial information of the Local Partnerships.

   The Papillion Heights operating deficit guaranty agreement is in effect until such date that the net operating income is sufficient to cover 115% of the debt service for twelve consecutive months, as defined. Of the $170,000 maximum funding obligation, $40,000 has been funded to date. The Partnership's financial statements as of March 31, 1997 also reflect payables of $150,000 under operating deficit guaranty agreements at Hubbard's Ridge and Hill Top Homes, which have expired.

   In addition, Brookland Park Plaza currently has a loan outstanding for $618,000 with the Virginia Housing Development Authority. This loan is non-interest bearing and is forgiven at the rate of 25% per year commencing with the year ended March 31, 1996, assuming that the Local Partnership complies with all conditions as set forth in the loan agreement. Accordingly, $155,000 was recorded as other income in each of the years ended March 31, 1997 and 1996.

   The Local Partnerships have generated net operating income before debt service of $4,489,000, $4,816,000 and $4,043,000 for each of the three years ended March 31, 1997, 1996 and 1995, respectively. Debt service payments (interest and principal) made during the same periods were $4,425,000, $4,468,000 and $4,303,000, respectively.

Results of Operations

   The operating results of the Local Partnerships consolidated herein are for the twelve-month periods ended December 31. Information disclosed below with respect to each Local Partnership is consistent with this method.

Fiscal 1997 vs. Fiscal 1996

   Rental income decreased $316,000 for the year ended March 31, 1997 as compared to 1996 primarily due to decreases of $225,000, $66,000 and $41,000 at Summer Creek Villas, Cutler Canal II and Diamond Street, respectively, due to lower occupancies.

   Other income (consisting primarily of application fees, forfeited security deposits and operating deficit guarantees) increased $308,000 for the year ended March 31, 1997 as compared to 1996. The variance was mainly due to the election by the Summer Creek Villas Local General Partner to treat $678,000 and $255,000 of the operating deficit guaranty payments it made to the Local Partnership for the years ended March 31, 1997 and 1996, respectively, as non-repayable advances. These amounts were recorded on the financial statements as other income during the respective years. This increase was offset by the decrease in other income at Papillion Heights of $106,000 mainly due to a $94,000 adjustment recorded in the year ended March 31, 1996 relating to an operating deficit guaranty agreement.

   Operating and other expenses increased $162,000 for the year ended March 31, 1997 as compared to 1996. The variance was primarily due to increases of $142,000 and $37,000 at Summer Creek Villas and Hubbard's Ridge, respectively, as a result of bad debt expense relating to uncollected rents.

   Repairs and maintenance increased $101,000 for the year ended March 31, 1997 as compared to 1996 primarily due to increases at Hubbard's Ridge, Cutler Canal II and Hill Top Homes of $47,000, $30,000 and $18,000, respectively, as a result of an increase in general maintenance and carpet replacement costs.

Fiscal 1996 vs. Fiscal 1995

   Rental income increased $343,000 for the year ended March 31, 1996 as compared to 1995 primarily due to increases of $221,000 and $33,000 at Summer Creek Villas and Hubbard's Ridge, respectively, as a result of higher rental rates. Additionally, rental income at Hill Top Homes increased $69,000 as a result of higher average occupancies.

   Other income increased $409,000 for the year ended March 31, 1996 as compared to 1995. The variance was mainly due to increases in other income at Summer Creek Villas, Brookland Park Plaza and Papillion Heights of $188,000, $155,000 and $104,000, respectively. The variance at Summer Creek Villas was mainly due to the election by its Local General Partner to treat the operating deficit guaranty payment of $255,000 it made to the Local Partnership for the year ended March 31, 1996 as a non-repayable advance. This amount was recorded on the financial statements as other income. No amount had been treated as a non-repayable advance in the prior year. At Brookland Park Plaza, an amount of $155,000 was recorded as other income due to the partial forgiveness of a non-interest bearing loan. See Liquidity and Capital Resources above for further information. The variance at Papillion Heights was mainly due to a $94,000 adjustment relating to an operating deficit guaranty agreement recorded in the year ended March 31, 1996.

   Operating expenses increased $81,000 for the year ended March 31, 1996 as compared to 1995 primarily due to increases in utilities and bad debt expense at Hill Top Homes.

   Repairs and maintenance expense decreased $97,000 for the year ended March 31, 1996 as compared to 1995 primarily due to lower property maintenance and carpet replacement expenses at Summer Creek Villas of $133,000 partially offset by an increase of $42,000 at Hill Top Homes primarily as a result of carpet replacement costs.

   General and administrative expenses decreased $49,000 for the year ended March 31, 1996 as compared to 1995 primarily due to lower professional fees at Summer Creek Villas.

   Partnership management fees decreased $82,000 for the year ended March 31, 1996 as compared to 1995 as a result of a reversal of an accrual from prior periods.

Property information

   The Partnership currently holds interests in eight Local Partnerships. The following schedule gives specific details about the related Properties.

                                                                                          PARTNERSHIP'S
                                    GROSS CARRYING                                         LOW-INCOME
                                       VALUE OF                         OCCUPANCY          HOUSING TAX
                                      PROPERTY AT                        RATE AT         CREDIT FOR THE
                                       MARCH 31,          NUMBER       DECEMBER 31,        YEAR ENDED
         PROPERTY (a)                    1997            OF UNITS        1996(b)        DECEMBER 31, 1996
-------------------------------    -----------------     ---------     ------------     -----------------
RMB Limited Partnership
  (Hubbard's Ridge)
  Garland, TX                         $ 4,990,526            196              78%          $   395,768
Cutler Canal II Associates,
  Ltd.
  Miami, FL                            11,124,427            216              84               896,701
Diamond Street Venture
  Philadelphia, PA                      2,870,124             48              90               282,288
Papillion Heights Apartments
  L.P.
  Papillion, NE                         2,201,647             48              92               173,661
Hill Top Homes Apartments L.P.
  Arlington, TX                         8,103,088            171              91               616,546
Palm Beach Apartments, Ltd.
  (Summer Creek Villas)
  West Palm Beach, FL                  40,410,117            770              80             2,241,161
Brookland Park Plaza L.P.
  Richmond, VA                          6,443,630             77             100               429,237
Compton Townhouses L.P.
  Cincinnati, OH                        2,445,632             39              97               205,620
                                   -----------------                                    -----------------
                                      $78,589,191                                          $ 5,240,982
                                   -----------------                                    -----------------
                                   -----------------                                    -----------------

(a) At March 31, 1997, the Partnership holds a 66.5% interest in Summer Creek Villas, a 98% interest in Hubbard's Ridge, Hill Top Homes and Compton Townhouses and a 98.99% interest in Cutler Canal II, Diamond Street, Papillion Heights and Brookland Park Plaza.
(b) Occupancies are calculated by dividing occupied units by total available units.

   There were no significant changes in occupancies at the above properties as of June 16, 1997 except for increases at Hubbard's Ridge and Cutler Canal II to 92% and 93%, respectively.

   Net operating income before debt service of the Local Partnerships for each of the years in the three-year period ended March 31, 1997 was as follows:

                                   1997           1996           1995
                                ----------     ----------     ----------
Hubbard's Ridge                 $  192,000     $  292,000     $  260,000
Cutler Canal II                    471,000        560,000        630,000
Diamond Street                      54,000        102,000         60,000
Papillion Heights                  113,000        214,000        106,000
Hill Top Homes                     328,000        357,000        381,000
Summer Creek Villas              2,796,000      2,793,000      2,211,000
Brookland Park Plaza               377,000        351,000        242,000
Compton Townhouses                 158,000        147,000        153,000
                                ----------     ----------     ----------
                                $4,489,000     $4,816,000     $4,043,000
                                ----------     ----------     ----------
                                ----------     ----------     ----------

                                    * * * *

                               OTHER INFORMATION

   The Partnership's Annual Report on Form 10-K filed with the Securities and Exchange Commission is available to limited partners without charge upon written request to:

       Prudential-Bache Tax Credit Properties L.P.
       c/o Prudential-Bache Properties, Inc.
       Client Services Department
       P.O. Box 2016
       New York, New York 10272-2016

Peck Slip Station
                                   BULK RATE
P.O. Box 2016
                                  U.S. POSTAGE
New York, NY 10272
                                      PAID
                                 Automatic Mail
CREDIT1/171801